Exhibit 10.4
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                           WAIVER OF CERTAIN PAYMENTS


     WHEREAS, pursuant to the Tommy Hilfiger U.S.A., Inc. ("THUSA") Supplemental Executive Incentive Compensation Plan (the "Plan"), I am entitled to be awarded in each fiscal year an amount equal to 5 percent of the Operating Earnings (as defined in the Plan) of Tommy Hilfiger Corporation, a British Virgin Islands corporation ("Parent"), and its subsidiaries, less any bonus payments paid or payable to me under any employment agreement or bonus payment agreement between me and Parent or THUSA;

     WHEREAS, Parent, Tommy Hilfiger (Eastern Hemisphere) Limited, a British Virgin Islands corporation and a wholly owned subsidiary of Parent, and TH Europe Holdings Limited, a British Virgin Islands corporation, have entered into a Stock Purchase Agreement dated as of June 29, 2001 (the "Stock Purchase Agreement"), pursuant to which T.H. International N.V., a corporation organized under the laws of the Netherlands Antilles (the "European Company") will become an indirect wholly-owned subsidiary of Parent (the "Acquisition"); and

     WHEREAS, I have agreed with THUSA to waive any increase in my award that would arise as a result of consolidating the results of operations of the European Company following the Acquisition, so that if Operating Earnings of Parent and its subsidiaries determined without consolidating the results of operations of the European Company and its consolidated subsidiaries ("Unconsolidated Operating Earnings") would be less than the consolidated Operating Earnings of Parent and its subsidiaries, my award for purposes of the Plan shall be based upon such lesser Unconsolidated Operating Earnings;

     NOW, THEREFORE, in consideration of THUSA's payment to me of $1.00 and other good and valuable consideration:

     1. I do hereby agree that if Unconsolidated Operating Earnings for any fiscal year would be less than the consolidated Operating Earnings of Parent and its subsidiaries, I waive my rights to have the excess of Operating Earnings over the Unconsolidated Operating Earnings be taken into account in computing my award under the Plan. To implement the foregoing waiver, I agree that for purposes of calculating the first three quarterly payments in any fiscal year under Paragraph (B) of Article V of the Plan, it shall be assumed that Unconsolidated Operating Earnings will be greater than Operating Earnings for such fiscal year (and therefore the first three quarterly payments in any fiscal year will be calculated based upon Unconsolidated Operating Earnings)); provided, however, that if, following the completion of the audited financial statements of the European Company for such fiscal year, Unconsolidated Operating Earnings were greater than Operating Earnings, the waiver shall not apply and Operating Earnings for such fiscal year shall be used for purposes of determining the final award under the Plan for such fiscal year (less amounts previously paid for the first three quarters of such fiscal year).

     2. This waiver shall be construed and governed in all respects under the laws of the State of New York.

     3. Notwithstanding any of the foregoing provisions of this waiver, this waiver shall terminate and be null and void AB INITIO immediately upon the termination of the Stock Purchase Agreement before consummation of the Acquisition.



                                    /s/ Joel J. Horowitz
                                    -------------------------
                                    Joel J. Horowitz
                                    Date:  June 29, 2001


ACCEPTED AND AGREED:

TOMMY HILFIGER USA, INC.



By: /s/ Joel H. Newman
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    Name:  Joel H. Newman
    Title: President - Finance and Administration